Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-236806) of Guardant Health, Inc. and the Registration Statements (Form S-8 Nos. 333-263105, 333-227762, 333-236807 and 333-253733) pertaining to the Amended and Restated 2012 Stock Plan, 2018 Incentive Award Plan and 2018 Employee Stock Purchase Plan of Guardant Health, Inc. of our reports dated February 23, 2023, with respect to the consolidated financial statements of Guardant Health, Inc. and the effectiveness of internal control over financial reporting of Guardant Health Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
San Mateo, California
February 23, 2023